Exhibit 99.1

April 7, 2015

EnteroMedics Announces Update on vBloc Therapy Trained Centers and Physicians

Fifteen Centers Certified and Nineteen Physicians Trained as of the end of the First Quarter of 2015

ST. PAUL, Minn., April 7, 2015 /PRNewswire/ — EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced that 15 centers have been certified and 19 physicians were trained in implanting and administering vBloc Therapy as of the end of the first quarter of 2015, supporting the company’s goal of training 20-25 vBloc Therapy centers and physicians by the end of 2015.

“Since receiving approval for vBloc Therapy in mid-January, we have been focused on identifying and training centers and physicians in key self-pay markets then working to integrate vBloc Therapy into their accounting and quality-assurance systems, a process that can take 2-3 months per center,” said Brad Hancock, Chief Commercial Officer of EnteroMedics. “In parallel, we have been developing materials and programs to support patient access to vBloc Therapy, including a partnership with a healthcare lending company, American HealthCare Lending, as well as hosting well-attended patient webinars to educate patients on vBloc Therapy and building resources to help patients navigate their insurance programs. These efforts have put us on track to begin U.S. commercial implants this quarter.”

EnteroMedics’ bariatric center selection, training and certification process follows a defined protocol that includes rigorous center qualification criteria and didactic and surgical training. Once the center criteria are met, the Company’s field staff trains the surgeon and staff on vBloc Therapy, theory of operation, and program implementation. This is followed by procedure and system operation training and one or two supervised surgeries, after which the surgeon is certified.

“The strong reception of vBloc Therapy by patients, centers and physicians has reinforced our belief that this first-of-its-kind treatment option fills the gap that exists between behavior modification or pharmaceutical options and anatomy altering and restricting surgery,” said Mark B. Knudson, PhD, President and CEO of EnteroMedics. “We are pleased with the progress we have made with qualifying and training centers in the first quarter. We believe we have a solid pipeline of patients, physicians and centers to support our goals during this initial, controlled phase of our commercialization rollout in 2015 and look forward to providing additional updates on our progress as the year unfolds.”

If you are interested in learning more about vBloc Therapy, please visit our physician locator at http://enteromedics.com/vbloc or call 1-800-MY-VBLOC.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Information about the Maestro® Rechargeable System and vBloc® Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com/vbloc

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® Rechargeable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and vBloc® Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 13, 2015. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.